GCM Grosvenor Reports Third Quarter 2022, With $2.9 Billion Raised in the Quarter and a 14% Increase in Private Markets Fee-Paying AUM From Third Quarter 2021. Firm Increases Dividend to $0.11 Per Share and Increases Share Repurchase Authorization by $25 million to $90 million.

CHICAGO, November 9, 2022 – GCM Grosvenor (Nasdaq: GCMG), a leading global alternative asset management solutions provider, today reported results for the third quarter ended September 30, 2022.
“We had a good quarter in a tough environment led by strong fundraising and double digit private markets revenue growth.” said Michael Sacks, Chairman and Chief Executive Officer of GCM Grosvenor. “We have increased our dividend and share repurchase program and remain confident in the secular tailwinds supporting alternatives.”
Assets Under Management
•Assets Under Management ("AUM") increased 3% from September 30, 2021 (the “prior year”) and increased 2% from June 30, 2022 (the "prior quarter") to $72.6 billion as of September 30, 2022
•Fee-Paying Assets Under Management (“FPAUM”) increased 3% from the prior year and increased 1% from the prior quarter to $58.1 billion as of September 30, 2022
◦Private Markets FPAUM increased 14% from the prior year and increased 2% from the prior quarter to $35.5 billion as of September 30, 2022
◦Absolute Return Strategies FPAUM decreased 12% from the prior year and decreased 1% from the prior quarter to $22.6 billion as of September 30, 2022
•Contracted Not Yet FPAUM increased 2% from the prior year and increased 21% from the prior quarter to $8.0 billion as of September 30, 2022
Revenue1 and Fee-Related Revenue
•Revenue increased 16% from the quarter ended September 30, 2021 ("prior year QTD") to $137.2 million and increased 2% from the nine months ended September 30, 2021 ("prior year YTD") to $346.7 million
•Fee-Related Revenue increased 2% from prior year QTD to $88.6 million and increased 7% from prior year YTD to $270.8 million
◦Private Markets Management Fees increased 13% from prior year QTD to $49.3 million and increased 16% from prior year YTD to $146.6 million
◦Absolute Return Strategies Management Fees decreased 9% from prior year QTD to $38.3 million and decreased 1% from prior year YTD to $121.1 million
Net Income and Adjusted Net Income
•GAAP Net Income Attributable to GCM Grosvenor Inc. decreased 24% from prior year QTD to $3.1 million and increased 113% from prior year YTD to $15.4 million
1 Includes fund reimbursement revenue of $3.1 million and $2.3 million for the three months ended September 30, 2022 and 2021, respectively, and $8.0 million and $7.2 million for the nine months ended September 30, 2022 and September 30, 2021, respectively.

•Adjusted Net Income increased 11% from prior year QTD to $26.6 million and increased 17% from prior year YTD to $72.4 million
Fee-Related Earnings
•Fee-Related Earnings increased 1% from prior year QTD to $31.4 million and increased 14% from prior year YTD to $95.6 million
Adjusted EBITDA
•Adjusted EBITDA increased 10% from prior year QTD to $41.4 million and increased 15% from prior year YTD to $113.8 million
Incentive Fees
•GCM Grosvenor's share of unrealized carried interest totaled $351.0 million of net asset value as of September 30, 2022, an increase of 18% over the prior year
•Run-rate annual performance fees2 were $29.3 million as of September 30, 2022
Dividend
•GCM Grosvenor's Board of Directors approved a $0.11 per share dividend payable on December 15, 2022 to shareholders on record December 1, 2022
Share Repurchase Plan
•GCM Grosvenor repurchased $13.9 million of Class A common stock during the quarter
•$26.4 million remained in GCM Grosvenor's approved share and warrant repurchase plan as of September 30, 2022
•In November 2022, GCM Grosvenor's Board of Directors increased the firm's existing share repurchase authorization by $25 million, from $65 million to $90 million
Additional Information
GCM Grosvenor also issued a detailed presentation of its results and a presentation containing supplemental financial data, both of which are available on GCM Grosvenor’s website at https://www.gcmgrosvenor.com/shareholder-events.
Management will host a webcast and conference call at 10:00 a.m. ET today to discuss the company’s results. The conference call will also be available via public webcast from the Public Shareholders section of GCM Grosvenor’s website at www.gcmgrosvenor.com/public-shareholders and a replay will be available on the website soon after the call’s completion. To listen to the live broadcast, participants are encouraged to go to the site 15 minutes prior to the scheduled call time in order to register.
The call can also be accessed by dialing (888) 394-8218 / (646) 828-8193 and using the passcode: 8161696.
2 Run-Rate Annual Performance Fees reflect the potential annual performance fees generated by performance fee-eligible AUM before any loss carryforwards, if applicable, at an 8% gross return for both multi-strategy and credit strategies, and a 10% gross return for specialized opportunity strategies, and before cash-based incentive fee related compensation.

About GCM Grosvenor
GCM Grosvenor (Nasdaq: GCMG) is a global alternative asset management solutions provider with approximately $73 billion in assets under management across private equity, infrastructure, real estate, credit, and absolute return investment strategies. The firm has specialized in alternatives for more than 50 years and is dedicated to delivering value for clients by leveraging its cross-asset class and flexible investment platform.
GCM Grosvenor’s experienced team of approximately 530 professionals serves a global client base of institutional and high net worth investors. The firm is headquartered in Chicago, with offices in New York, Toronto, London, Frankfurt, Tokyo, Hong Kong, and Seoul. For more information, visit: www.gcmgrosvenor.com.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected future performance of GCM Grosvenor’s business and the expected benefits of our share repurchase plan. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the historical performance of GCM Grosvenor's funds may not be indicative of GCM Grosvenor's future results; risks related to redemptions and termination of engagements; effect of the COVID-19 pandemic on GCM Grosvenor's business; the variable nature of GCM Grosvenor's revenues; competition in GCM Grosvenor's industry; effects of government regulation or compliance failures; market, geopolitical and economic conditions; identification and availability of suitable investment opportunities; risks relating to our internal control over financial reporting; and risks related to the performance of GCM Grosvenor's investments. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Annual Report on Form 10-K filed by GCM Grosvenor Inc. on February 25, 2022 and its other filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Share Repurchase Plan Authorization
In November 2022, GCM Grosvenor's Board of Directors increased the firm's existing share repurchase plan authorization by $25 million, from $65 million to $90 million. The share repurchase plan may be used to repurchase outstanding Class A common stock and warrants in open market transactions, in privately negotiated transactions including with employees or otherwise, as well as to retire (by cash settlement or the payment of tax withholding amounts upon net settlement) equity-based awards granted under the company's 2020 Incentive Award Plan (and any successor equity plan thereto). The company is not obligated under the terms of the plan to repurchase any of its Class A common stock or warrants, and the size and timing of these repurchases will depend on legal requirements, price, market and economic conditions and other factors. The plan has no expiration date and the plan may be suspended or terminated by the company at any time without prior notice. Any outstanding shares of Class A common stock and any warrants repurchased as part of this plan will be canceled.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain non-GAAP financial measures, including fee-related revenue, fee-related earnings, adjusted pre-tax income, adjusted net income, adjusted EBITDA and net incentive fees attributable to GCM Grosvenor. These non-GAAP measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered as an alternative to revenue, net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included in below.
GCM Grosvenor believes that these non-GAAP measures of financial results provide useful supplemental information to investors about GCM Grosvenor. GCM Grosvenor’s management uses these non-GAAP measures to evaluate GCM’s projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore GCM Grosvenor’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Adjusted Net Income is a non-GAAP measure that we present on a pre-tax and after-tax basis to evaluate our profitability. Adjusted Pre-Tax Income represents net income attributable to GCM Grosvenor Inc. including (a) net income (loss) attributable to Grosvenor Capital Management Holdings, LLLP ("GCMH"), excluding (b) provision (benefit) for income taxes, (c) changes in fair value of derivatives and warrant liabilities, (d) amortization expense, (e) partnership interest-based and non-cash compensation, (f) equity-based compensation, (g) unrealized investment income, (h) changes in tax receivable agreement liability and (i) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. Adjusted Net Income represents adjusted pre-tax income minus adjusted income taxes, which represents corporate income taxes at a blended statutory rate of 24.5% applied to Adjusted Pre-Tax Income for the three and nine months ended September 30, 2022 and of 25.0% for the three and nine months ended September 30, 2021. The 24.5% and 25.0% are based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 3.5% and 4.0%, respectively.
Adjusted EBITDA is a non-GAAP measure which represents Adjusted Net Income excluding (a) adjusted income taxes, (b) depreciation and amortization expense and (c) interest expense on our outstanding debt.
We believe Adjusted Pre-Tax Income, Adjusted Net Income and Adjusted EBITDA are useful to investors because they provide additional insight into the operating profitability of our core business across reporting periods. These measures (1) present a view of the economics of the underlying business as if GCMH Equityholders converted their interests to shares of Class A common stock and (2) adjust for certain non-cash and other activity in order to provide more comparable results of the core business across reporting periods. These measures are used by management in budgeting, forecasting and evaluating operating results.
Fee-related earnings ("FRE") is a non-GAAP measure used to highlight earnings from recurring management fees and administrative fees. FRE represents Adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe FRE is useful to investors because it provides additional insights into the management fee driven operating profitability of our business.
Fee-Related Revenue ("FRR") is a non-GAAP measure used to highlight revenues from recurring management fees and administrative fees. FRR represents total operating revenues less (a) incentive fees and (b) fund reimbursement revenue. We believe FRR is useful to investors because it provides additional insight into our relatively stable management fee base separate from incentive fee revenues, which tend to have greater variability.
Net Incentive Fees Attributable to GCM Grosvenor is a non-GAAP measure used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) incentive fees contractually owed to others and (b) cash-based incentive fee related compensation. Net incentive fees provide investors useful information regarding the amount that such fees contribute to the Company’s earnings and are used by management in making compensation and capital allocation decisions.
Fee-Paying Assets Under Management (“FPAUM”) is a key performance indicator we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. The FPAUM for our private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on net asset value.
Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.
Contracted, not yet fee-paying AUM (“CNYFPAUM”) represents limited partner commitments which are expected to be invested and begin charging fees over the ensuing five years. Certain limited partner commitments can change at the discretion of the limited partner. Limited partner commitments that are expected to be invested or begin charging fees after five years from the date hereof are not included in CNYFPAUM.

GAAP Statements of Income

	Three Months Ended		Nine Months Ended
(in thousands)	Sept 30, 2022	Sept 30, 2021	Sept 30, 2022	Sept 30, 2021
Revenues
Management fees	$90,715	$87,796	$275,655	$256,015
Incentive fees	45,467	29,178	67,964	79,619
Other operating income	1,032	1,101	3,083	5,363
Total operating revenues	137,214	118,075	346,702	340,997
Expenses
Employee compensation and benefits	86,502	72,867	213,836	232,054
General, administrative and other	21,982	20,131	66,333	66,314
Total operating expenses	108,484	92,998	280,169	298,368
Operating income	28,730	25,077	66,533	42,629
Investment income (loss)	(2,276)	13,732	7,387	40,239
Interest expense	(5,797)	(5,432)	(16,672)	(14,486)
Other income	87	1,329	88	2,385
Change in fair value of warrant liabilities	(3,790)	(9,550)	17,872	(2,231)
Net other income (expense)	(11,776)	79	8,675	25,907
Income before income taxes	16,954	25,156	75,208	68,536
Provision for income taxes	2,789	2,450	7,133	3,991
Net income	14,165	22,706	68,075	64,545
Less: Net income attributable to redeemable noncontrolling interest	—	—	—	19,827
Less: Net income attributable to noncontrolling interests in subsidiaries	1,719	10,142	7,399	30,439
Less: Net income attributable to noncontrolling interests in GCMH	9,347	8,508	45,246	7,020
Net income attributable to GCM Grosvenor Inc.	$3,099	$4,056	$15,430	$7,259

Reconciliation of Non-GAAP Metrics

	Three Months Ended		Nine Months Ended
(in thousands)	Sept 30, 2022	Sept 30, 2021	Sept 30, 2022	Sept 30, 2021
Net Incentive Fees Attributable to GCM Grosvenor
Incentive fees
Performance fees	$1,006	$316	$2,324	$9,320
Carried interest	44,461	28,862	65,640	70,299
Less incentive fees contractually owed to others:
Cash carried interest compensation	(25,946)	(16,708)	(37,840)	(41,164)
Non-cash carried interest compensation	478	(314)	89	(1,328)
Carried interest attributable to redeemable noncontrolling interest holder	—	—	—	(8,059)
Carried interest attributable to other noncontrolling interest holders, net	(3,627)	(3,187)	(7,148)	(10,119)
Firm share of incentive fees[1]	16,372	8,969	23,065	18,949
Less: Cash-based incentive fee related compensation	(7,367)	(3,380)	(10,180)	(6,081)
Net incentive fees attributable to GCM Grosvenor	$9,005	$5,589	$12,885	$12,868

1 Firm share represents net of contractual obligations but before discretionary cash based incentive compensation.

Reconciliation of Non-GAAP Metrics (cont'd)

	Three Months Ended		Nine Months Ended
(in thousands)	Sept 30, 2022	Sept 30, 2021	Sept 30, 2022	Sept 30, 2021

Adjusted Pre-Tax Income & Adjusted Net Income
Net income attributable to GCM Grosvenor Inc.	$3,099	$4,056	$15,430	$7,259
Plus:
Net income attributable to noncontrolling interests in GCMH	9,347	8,508	45,246	7,020
Provision for income taxes	2,789	2,450	7,133	3,991
Change in fair value of derivatives	—	—	—	(1,934)
Change in fair value of warrant liabilities	3,790	9,550	(17,872)	2,231
Amortization expense	579	583	1,737	1,749
Severance	421	592	1,202	1,982
Transaction expenses[1]	346	744	2,050	7,227
Loss on extinguishment of debt	—	—	—	675
Changes in tax receivable agreement liability and other	168	(1,097)	295	(815)
Partnership interest-based compensation	7,329	6,029	21,471	20,958
Equity-based compensation	5,706	5,878	21,191	38,518
Other non-cash compensation	321	1,080	1,157	2,704
Less:
Unrealized investment (income) loss, net of noncontrolling interests	815	(6,278)	(3,208)	(7,507)
Non-cash carried interest compensation	478	(314)	89	(1,328)
Adjusted pre-tax income	35,188	31,781	95,921	82,730
Less:
Adjusted income taxes[2]	(8,621)	(7,945)	(23,501)	(20,682)
Adjusted net income	26,567	23,836	72,420	62,048

Adjusted EBITDA
Adjusted net income	26,567	23,836	72,420	62,048
Plus:
Adjusted income taxes[2]	8,621	7,945	23,501	20,682
Depreciation expense	382	408	1,176	1,288
Interest expense	5,797	5,432	16,672	14,486
Adjusted EBITDA	$41,367	$37,621	$113,769	$98,504

1 Represents 2022 expenses related to contemplated corporate transactions and 2021 expenses related to a debt offering, other contemplated corporate transactions, and other public company transition expenses.
2 Represents corporate income taxes at a blended statutory rate of 24.5% applied to Adjusted Pre-Tax Income for the three and nine months ended September 30, 2022 and of 25.0% for the three and nine months ended September 30, 2021. The 24.5% and 25.0% are based on a federal statutory rate of 21.0% and a combined state, local and foreign rate net of federal benefits of 3.5% and 4.0%, respectively.

Reconciliation of Non-GAAP Metrics (cont'd)

	Three Months Ended		Nine Months Ended
(in thousands)	Sept 30, 2022	Sept 30, 2021	Sept 30, 2022	Sept 30, 2021
Fee-Related Earnings
Adjusted EBITDA	$41,367	$37,621	$113,769	$98,504
Less:
Incentive fees	(45,467)	(29,178)	(67,964)	(79,619)
Depreciation expense	(382)	(408)	(1,176)	(1,288)
Other non-operating income	(87)	(25)	(88)	(100)
Realized investment income, net of amount attributable to noncontrolling interests in subsidiaries[1]	(526)	(629)	(3,983)	(629)
Plus:
Incentive fee-related compensation	32,835	20,402	47,931	48,573
Carried interest attributable to redeemable noncontrolling interest holder	—	—	—	8,059
Carried interest attributable to other noncontrolling interest holders, net	3,627	3,187	7,148	10,119
Fee-related earnings	$31,367	$30,970	$95,637	$83,619

1 Investment income or loss is generally realized when the Company redeems all or a portion of its investment or when the Company receives or is due cash, such as from dividends or distributions. Amounts were de minimis for periods prior to the Mosaic repurchase on July 2, 2021.

Source: GCM Grosvenor

Public Shareholders Contact
Stacie Selinger
sselinger@gcmlp.com
312-506-6583
Media Contact
Tom Johnson and Will Braun
Abernathy MacGregor
tbj@abmac.com / whb@abmac.com
212-371-5999